Exhibit 10.1
Farm Credit Services of America
FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (“Amendment”) is made and entered into effective the 27th day of October, 2006, by and between the undersigned (hereinafter referred to as “Borrower”) and Farm Credit Services of America, FLCA (hereinafter referred to as “Lender”) to amend and modify the Credit Agreement dated May 4, 2006 (hereinafter referred to as the “Credit Agreement”). The Credit Agreement, underlying Notes and related Security Documents are modified only to the extent necessary to give effect to the terms of this Amendment, and the remaining terms of said documents, not otherwise inconsistent herewith, are ratified by the parties. Capitalized terms used but not otherwise defined herein have the respective meanings given to them in the Credit Agreement.
In consideration of the mutual agreements, provisions and covenants herein contained, and furthermore to induce Lender to consider financial accommodations for the Borrower under the terms and provisions of the Credit Agreement, the parties hereby agree as follows:
The Agreement is amended by adding as an additional Lender thereto, Farm Credit Services of America, PCA.
Article 2 is amended with the addition of the following Credit Facility:
Section 2.2.1 Credit Facility C (138039-101). Lender agrees to advance sums to Borrower up to the amount of $3,500,000.00 (Maximum Principal Balance) until November 1, 2007 (Final Advancement Date). Each Advance made will reduce the funds available for future advances by the amount of the Advance. Repayments of principal will be available for subsequent Advances. The proceeds of said Loan will be used by Borrower for financing grain, ethanol, inventory, receivables, grain hedging activity and letters of credit (Purpose) and Borrower agrees not to request or use such proceeds for any other purpose.
     (a) Interest. Borrower hereby promises to pay interest on the principal indebtedness outstanding from time to time on each Advance from and including the date of such Advance and otherwise in accordance with statements issued by Lender. Interest shall be payable on the following dates, each such date an “Interest Payment Date”, provided that interest accruing at the Default Rate, if applicable, shall be payable on demand.
Said interest shall be payable on the 1st day of each month commencing on December 1, 2006 at the following rate per annum.
Libor Rate Libor Rate interest shall accrue from the date of each Advance at a variable rate per annum equivalent to the Libor Short Term Index Rate plus 3.00% (the ‘Variable Rate’). Interest rate shall be adjusted higher or lower on November 15, 2006, and every 3 months thereafter with any change in the Libor Rate and this higher or lower rate will thereafter apply to the outstanding principal indebtedness and remain in effect until a different rate of interest is established. The amount of any subsequent payments will be increased or decreased accordingly to reflect the different rate of interest without in any manner changing the due date of the payments. There is no limitation on the frequency or the amount of the change in the interest rate.
The Libor Short Term Index Rate is the three-month London InterBank Offered Rates in the London market based on the Libor rate published on the last business day of the month as published in the Wall Street Journal, rounded to the nearest 0.05%.
(b)	Principal. Borrower hereby promises to pay principal, plus all accrued interest and any unpaid fees, costs or expenses in full on November 1, 2007.
     The following Sections are amended to read as follows:
Section 2.4.3.1 Non-Use Fee . Borrower agrees to pay Lender an additional fee in the event that the average outstanding principal balance on Credit Facility C is less than the Maximum Principal Balance of said facility. This fee will be equal to .35% per annum of the difference between the Maximum Principal Balance and the actual usage. The actual usage will be calculated as the average outstanding principal balance for the 12 month period from the Closing Date to Maturity Date. The fee shall be due and payable at Maturity Date.
Section 6.12.11 Grain Hedging. Borrower agrees to execute a Security Agreement and Assignment of Hedging Account on a form provided or approved by Lender to be acknowledged by all brokers involved in Borrower’s hedging program. Until Substantial Completion, when the amount of credit available on Credit Facility C shall be governed by a Borrowing Base as provided herein, Borrower agrees that the amount of credit available for Grain Hedging shall not exceed $3,000,000. Within this credit limit, however, Borrower may enter into hedging contracts with the Chicago Board of Trade totaling up to 4,000,000 bushels (800 contracts at 5,000 bushels per contract)
     The following Section is added:
Section 6.13 Borrowing Base. Beginning 30 days after the month ending in which Substantial Completion occurs, the Borrower agrees to maintain a minimum margin between the value and advance rate of certain secured assets and the amount of certain liabilities (Borrowing Base). Said margin will be computed according to a Borrowing Base Report acceptable to Lender, an example of which is attached hereto as Exhibit ‘D’.
Borrower agrees to provide Lender with such Borrowing Base Report monthly (Reporting Period), or more often at the discretion of Lender, during the term of the Loan(s). Said Borrowing Base Report shall be dated the last day of the Reporting Period (Report Date) and reflect true and accurate inventory of Borrowing Base Assets and Borrowing Base Liabilities current through the end of the Reporting Period. Said Borrowing Base Report shall be completed by Borrower and provided to Lender no later than the 20th day following the Report Date, by ordinary mail, fax, or e-mail agribusinessfinance@fcsamerica.com and shall be in default if not provided within 30 days after said Report Date.
THE TOTAL BORROWING BASE LIABILITIES SHALL NOT EXCEED THE BORROWING VALUE OF THE TOTAL BORROWING BASE ASSETS.
Upon receipt of the Borrowing Base Report, Lender will determine the Borrower’s credit availability based on the value of the inventory and assets owned by Borrower on each Report Date and whether Borrower is in compliance with their Borrowing Base. Should the total Borrowing Base Liabilities exceed the Borrowing value of Borrowing Base Assets, Borrower agrees to restore compliance with the Borrowing Base margin within 30 days from the Report Date and that during said restoration period Lender may advance credit to Borrower as Lender may deem adequate to protect its collateral. It is agreed that if Borrower cannot, or will not, reduce the Total Borrowing Base Liabilities to an amount equal to or less than the borrowing value of the Total Borrowing Base Assets within said restoration period, Lender may deem said failure to be a material breach of this Agreement and an Event of Default.
Borrower hereby represents and warrants to the Lender that, after giving effect to this Amendment, (i) no Default or Event of Default exists under the Credit Agreement or any of the other Loan Documents and (ii) the representations and warranties set forth in the Credit Agreement are true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date).
Borrower hereby ratifies the Credit Agreement and acknowledges and reaffirms (i) that it is bound by all terms of the Credit Agreement applicable to it and (ii) that it is responsible for the observance and full performance of its respective obligations.
Borrower hereby certifies that the person(s) executing this Amendment on behalf of Borrower is/are duly authorized to execute such document in behalf of Borrower and that there have been no changes in the name, ownership, control, organizational documents, or legal status of the Borrower since the last application, loan, or loan servicing action; that all resolutions, powers and authorities remain in full force and effect, and that the information provided by Borrower is and remains true and correct.
This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement. Delivery of executed counterparts of this Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.
THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEBRASKA.
This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year first above written.
The Internal Revenue Service does not require your consent to any provision of this document other than the following certification required to avoid backup withholding. Under penalties of perjury, I/we certify that the Taxpayer Identification Number shown herein is correct and that I/we am/are not subject to backup withholding either because I/we are exempt, have not been notified that I/we are subject to backup withholding due to failure of reporting interest or dividends, or the Internal Revenue Service has notified me/us that I/we am/are no longer subject to backup withholding. I/we am/are a U.S. person (including U.S. resident alien):
     Siouxland Ethanol, LLC                      223902184
BORROWER:
Siouxland Ethanol, LLC

By:	/s/ Thomas Lynch

Thomas Lynch, President

By:	/s/ Shennen Saltzman

Shennen Saltzman, Director
Address for Notice: P.O. Box 147
                     Jackson, NE 68743
LENDER:
Farm Credit Services of America, FLCA
Farm Credit Services of America, PCA

By:	/s/ Shane Frahm
Shane Frahm, Vice President